Exhibit 2.1

Share Sale and Purchase
Agreement
relating to Bank Machine (Holdings) Limited

Dated	17 May 2005

The Sellers (as defined herein) (1) Cardtronics Limited (2)

TABLE OF CONTENTS

INTRODUCTION		2

OPERATIVE PROVISIONS		2

1	Definitions	2
2	Sale and purchase of the Shares	5
3	Consideration	5
4	Completion	6
5	Announcements	6
6	Confidentiality	7
7	Non-compete; Non-solicitation	7
8	Entire agreement	9
9	Cumulative rights	9
10	Assignment and transfer	9
11	Costs and expenses	10
12	Interest on late payments	10
13	No set-off	10
14	Effect of Completion	10
15	Waiver	11
16	Variation	11
17	Severance	11
18	Notices	11
19	Counterparts	12
20	Governing language	12
21	Governing law	12
22	Jurisdiction	12
23	Interpretation	12
24	Sellers’ several liability	13
25	Rights of third parties	13
26	Execution	14

SCHEDULE 1		15

THE SELLERS		15

SCHEDULE 2		17

PART 1: PARTICULARS OF THE COMPANY		17

PART 2: PARTICULARS OF THE SUBSIDIARIES		18

SCHEDULE 3		20

PART 1: DOCUMENTS WHICH ARE TO BE DELIVERED BY		20

EACH OF THE SELLERS AT COMPLETION		20

PART 2: DOCUMENTS WHICH THE SELLERS ARE		20

TO DELIVER AT COMPLETION		20

PART 3: DOCUMENTS WHICH ARE TO BE DELIVERED BY THE BUYER AT COMPLETION		20

i

DATE 17 May	2005
PARTIES

(1)	THE SEVERAL PERSONS whose names and addresses are set out in Schedule 1 (the “Sellers”); and

(2)	CARDTRONICS LIMITED, a company incorporated in England and Wales with registered number 05440630 and whose registered office is at 9 Cheapside, London EC2V 6AD (the “Buyer”).

INTRODUCTION

(A)	The Company was incorporated in England and Wales on 19 November 2002 and is registered under number 04594964 as a private company limited by shares.

(B)	The Sellers have agreed to sell or, in respect of their own shareholding of the Shares only, procure the sale to the Buyer and the Buyer has agreed to purchase the Shares for the Consideration and otherwise in the manner and on and subject to the terms of this Agreement.

OPERATIVE PROVISIONS

1	Definitions

In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

Act	the Companies Act 1985

Affiliate	in relation to any body corporate (whether or not registered in the United Kingdom), any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate in each case from time to time

this Agreement	this agreement including the Introduction and the Schedules hereto

B Stock	the shares of the Parent’s preferred stock known as Series B Convertible Preferred Stock, having par value $0.0001 per share

BMAL SPA	the sale and purchase agreement dated the date hereof between the Buyer and the Company pursuant to which the Company has agreed to sell the entire issued share capital of Bank Machine (Acquisitions) Limited

Borrowings	any borrowing, or indebtedness in the nature of borrowing including any bank overdrafts, liabilities under acceptances (otherwise than in respect of normal trade bills or credit incurred in the ordinary course of business), finance leases and acceptance credits but excluding any operating leases, in each case, net of cash (other than merchant cash in transit that is not the property of the Company)

Bridgepoint Funds	Bridgepoint Europe II ‘A’ LP, Bridgepoint Europe II ‘B’ LP, Bridgepoint Europe II ‘C’ LP, Bridgepoint Europe II ‘D’ LP, Bridgepoint Europe II ‘E’ LP, Bridgepoint Europe II ‘F’ LP and Bridgepoint Europe II ‘G’ LP, each an English limited partnership having its principal place of business at 101 Finsbury Pavement, London EC2A 1EJ and Bridgepoint Europe II GmbH & Co. KG a German limited partnership having its principal place of business at Berliner Alle 42, D — 40212 Dusseldorf Germany

Bridgepoint Loan Notes	the £8,405,000 unsecured subordinated loan notes issued by Bank Machine (Acquisitions) Limited

Business Day	a day other than a Saturday, Sunday or public holiday in England and Wales

Buyer’s Group	the Buyer or any of its subsidiaries

Buyer’s Warranty Deed	the warranty deed entered into between the Buyer, the Sellers, Bank Machine (Holdings) Limited and Bridgepoint Funding II Limited, containing the warranties given by the Buyer and dated on the date hereof

Cash Consideration	the cash amount of payable to the Sellers in accordance with clause 3

Company	Bank Machine (Holdings) Limited, short particulars of which are set out in Part 1 of Schedule 2

Companies	the Company and the Subsidiaries and each of them and a “Group Company” shall mean any one of them

Completion	completion of the sale and purchase of the Shares in accordance with the terms of clause 4

Consideration	together the Cash Consideration, the Consideration Taper Loan Notes and the Consideration Rollover Loan Notes

Consideration Rollover Loan Notes	the nominal of loan notes to issued to the Manager Warrantors pursuant to the Rollover Loan Note Instrument in accordance with clause 3

Consideration TaperLoan Notes	nominal of loan notes to be issued to certain of the Sellers in accordance with clause 3 pursuant to the Taper Loan Notes Instrument

Deeds of Accession	deeds of accession between the Parent and the Manager pursuant to which the Manager Warrantors adhere to the first amended and restated investors’ agreement dated February 10, 2005

Disclosure Letter	a letter in the agreed form dated on or before the date of this Agreement (together with the documents attached thereto) from the Manager Warrantors to the Buyer, delivered to the Buyer immediately before execution of this Agreement, for which the Buyer has acknowledged receipt

Elections	the election under 26CFR301.7701-3 (U.S. Treasury Regulation Sec. 301.7701-3) to treat the Company as a partnership for United States Federal income tax purposes with effect from the date falling on the day prior to Completion

Encumbrance	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, restriction, third-party right or interest, title retention or any other security agreement or arrangement of any kind or any other type of preferential arrangement having similar effect

ICTA	the Income and Corporation Taxes Act 1988

Loan Note Instruments	the Rollover Loan Note Instrument and the Taper Loan Note Instrument

Manager Warrantors	each of Ronald Delnevo, Charles Freeman, Paul David Hughes and Deborah Louise Smyth

Option Agreements	option agreements between the Parent and the Manager Warrantors pursuant to the which the Manager Warrantors are granted options over certain of the common stock of the Parent

Parent	CARDTRONICS, INC., a company incorporated under the laws of the State of Delaware, United States of America, whose principal place of business is at 3110 Hayes Road, Suite 300, Houston TX 77082, United States of America, the ultimate holding company of the Buyer

Rollover Loan Note Instrument	the non-QCB loan instrument in agreed form dated on or around the date of this Agreement pursuant to which the Consideration Rollover Loan Notes are issued by the Buyer pursuant to this Agreement

Sellers’ Solicitors	SJ Berwin of 222 Gray’s Inn Road, London WC1X 8XF

Sellers’ Warranty Deed	the warranty deed entered into between the Sellers and the Buyer, containing the warranties given by the Manager Warrantors and dated on the date hereof

Share Exchange Agreement	an agreement between the Manager Warrantors, the Buyer and the Parent pursuant to which the Parent will acquire the Consideration Rollover Loan Notes in exchange for B Stock

Shares	270,000 issued ordinary shares of £1 each in the capital of the Company

Subsidiaries	those companies or other persons (whether or not registered in the United Kingdom) short particulars of which appear in Part 2 of Schedule 2 and the expression “Subsidiary” shall mean any one of the Subsidiaries

Taper Loan Note Instrument	the non-QCB loan instrument in agreed form dated on or around the date of this Agreement pursuant to which the Consideration Taper Loan Notes are issued by the Buyer pursuant to this Agreement

TCGA	the Taxation of Chargeable Gains Act 1992

VAT	Value Added Tax

Warrantors’ Representative	Ronald Delnevo and Charles Freeman or following notice of such replacement to the Buyer such replacement person appointed by the majority (in number) of the Manager Warrantors in the case of any equality, Ronald Delnevo having the casting vote

Warranty Deeds	the Sellers’ Warranty Deed and the Buyer’s Warranty Deed
2	Sale and purchase of the Shares

2.1	Each of the Sellers shall sell with full title guarantee on and with effect from Completion, such number of Shares set opposite its name in Schedule 1 together with all rights attaching to them at Completion and free from all Encumbrances. The Buyer shall buy such shares on and with effect from Completion.

2.2	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

2.3	Each of the Sellers shall procure in respect of their own shareholding of the Shares only, that on or prior to Completion any and all rights of pre-emption over the Shares that they own which they sell or procure the sale of pursuant to this Agreement conferred either by the articles of association or other constitutional documents of the Company or in any other way are irrevocably waived by the persons entitled thereto.

3	Consideration

3.1	In consideration of the sale of the Shares in accordance with the terms of this Agreement, the Buyer shall pay the Cash Consideration to the Sellers, issue the Consideration Taper Loan Notes and Consideration Rollover Loan Notes to certain of the Sellers and to certain of the Sellers each in the amounts set out opposite their names in columns 3, 4 and 5 respectively of Schedule 1.

3.2	For the purposes of clause 3.1 the Consideration Taper Loan Notes and Consideration Rollover Loan Notes shall be issued subject to the provisions of the respective Loan Notes Instruments but otherwise free from all Encumbrances.

3.3	Any payment made by any of the Sellers to the Buyer under or in respect of any breach of this Agreement (including, without limitation, in respect of any claim for breach of the Sellers’ Warranty Deed or any indemnity contained in this Agreement) shall be and shall be deemed to be a reduction in the price paid for that Seller’s Shares under this Agreement to the extent legally possible.

3.4	The Buyer shall procure that within 7 days of Completion a bank guarantee from Royal Bank of Scotland plc in a form satisfactory to the holders of the Consideration Taper Loan Notes (acting reasonably) is issued in respect of the Consideration Taper Loan Notes. For these purposes the form of the guarantee is confirmed by Royal Bank of Scotland plc to be in its standard form then the holders of the Consideration Taper Loan Notes shall not be acting reasonable in refusing it.

4	Completion

4.1	Completion shall take place at the offices of the Sellers’ Solicitors immediately following exchange of this Agreement.

4.2	At Completion:
(a)	each of the Sellers and the Buyer shall deliver or cause to be delivered to the other those items listed under their respective names in Parts 1, 2 and 3 of Schedule 3 (the Buyer receiving them, where appropriate, as agent for the Company or the Subsidiaries);

(b)	the Buyer shall procure the delivery to the Sellers’ Solicitors for the account of the Sellers of an electronic transfer in favour of the Sellers’ Solicitors for the amount of the Cash Consideration to Barclays Bank PLC, 8/9 Hanover Square, London, W1A 4ZW; Sort Code: 20-36-47; Account No: 10644994);

(c)	the Buyer shall procure the delivery to the Companies’ bankers or other relevant persons of electronic transfers for the amount of the Borrowings of the Companies (other than the Bridgepoint Loan Notes);

(d)	the Buyer shall procure that the Parent shall enter into the Share Exchange Agreement, the Deed of Accession and the Option Agreements;

(e)	the Buyer shall procure that Bank Machine Limited shall enter into the service agreement and bonus side letters referred to in paragraph 6 of Part 2 of Schedule 3; and

(f)	the Buyer shall pay an amount equal to £1,755,421.70 into Allen & Overy’s client account.
4.3	Each of the Sellers hereby confirms that the Sellers’ Solicitors are irrevocably authorised by the Sellers to receive payment of the Cash Consideration on their behalf and the receipt of the Sellers’ Solicitors shall be a sufficient discharge for the Buyer of its obligations to pay the Cash Consideration under clause 3.1 and the Buyer shall not be concerned to see to the application thereof or be responsible for the loss or misapplication of such sums.

5	Announcements

5.1	Except to the extent otherwise expressly permitted by this Agreement and save as contained in the press release, in the agreed form, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter

5.2	Notwithstanding any other provision in this Agreement, any of the parties to this Agreement may, after consultation with the other parties whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:
(a)	law; or

(b)	any securities exchange on which such party’s securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law.
6	Confidentiality

6.1	Each of the Sellers and the Buyer hereby undertakes that it shall from and after the date hereof preserve the confidentiality of confidential information relating to the Companies, this Agreement and negotiations leading up to this Agreement (“Confidential Information”), and otherwise than in the proper performance of their duties to the Group Companies as ongoing employees and/or directors and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Confidential Information.

6.2	Notwithstanding any other provision in this Agreement, any of the parties to this Agreement may, after consultation with the other parties whenever practicable, disclose Confidential Information if and to the extent:
(a)	required by law; or

(b)	required by any securities exchange on which the Buyer’s securities are listed or traded; or

(c)	required by any regulatory or governmental or other authority with relevant powers to which either party is subject or submits (whether or not the authority has the force of law); or

(d)	required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement; or

(e)	required by its professional advisers, officers, employees, consultants, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality); or

(f)	that information is in or has come into the public domain through no fault of that party; or

(g)	each of the other parties has given prior written consent to the disclosure; or

(h)	it is necessary to obtain any relevant tax clearances from any appropriate tax authority.
6.3	The restrictions contained in this clause 6 shall continue to apply after Completion without limit in time.

7	Non-compete; Non-solicitation

7.1	Each Seller severally covenants with the Buyer and each Group Company that he or she shall not for a period of two years after Completion be concerned in any business:
(a)	where any of the Bridgepoint Funds own a majority of the issued shares of the ultimate holding company; or

(b)	in the United Kingdom and Republic of Ireland which is competitive or likely to be competitive with any of the businesses carried on by a Group Company at Completion.
7.2	Each Seller covenants with the Buyer and each Group Company that he or she shall not:
(a)	for a period of two years after Completion induce or attempt to induce any person who is at Completion a director or senior/key employee of a Group Company to leave the employment of that Group Company; or

(b)	for a period of two years after Completion employ or (insofar as he or she can reasonably do so), allow a business in which he or she is concerned to employ any person who is at Completion a director or senior/key employee of a Group Company; or

(c)	for a period of two years after Completion and except on behalf of a Group Company canvass or solicit or (insofar as he or she can reasonably do so), allow a business in which he or she is concerned to canvass or solicit orders for goods of a similar type to those being manufactured or dealt in or for services similar to those being provided by any Group Company at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of a Group Company; or

(d)	after Completion use or (insofar as he or she can reasonably do so) allow to be used (except by the Group Companies) any trade name used by a Group Company at Completion or any other name intended or likely to be confused with such a trade name.
7.3	For the purposes of this clause:
(a)	a person is concerned in a business if he or she carries on the business as principal or agent or if he or she:
(i)	is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(ii)	has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iii)	is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business,

(iv)	disregarding any financial interest of a person in securities which are listed or traded on any generally recognised market if that person, and any person connected with that person (the “Investors”) are together interested in securities which amount to less than 5% of the issued securities of that class and which, in all circumstances, carry less than 5% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities; and
(b)	references to a Group Company include its successors in business.
7.4	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

7.5	If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

7.6	The Sellers acknowledge that the above provisions of this clause are no more extensive than is reasonable to protect the Buyer as the purchaser of the Shares.

7.7	The covenants in this clause may with the prior written consent of the Buyer be enforced by any Group Company against the Sellers under the Contracts (Rights of Third Parties) Act 1999. The provisions of this clause may be varied or terminated by agreement between the Sellers and the Buyer (and the

Buyer may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of any Group Company.

7.8	The provisions of this clause 7 shall only apply for a period of 12 months in relation to any Seller whose employment with a Group Company is terminated by the Group Company (including constructive dismissal) other than for a reason entitling such Group Company to dismiss him or her summarily and which reason is not disputed by the relevant Seller.

8	Entire agreement

8.1	This Agreement and the exhibits and schedules and documents referred to or incorporated therein constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

8.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement, the Warranty Deeds or the Deed of Adherence.

8.3	Nothing in this Agreement, or in any other document referred to therein shall be read or construed as excluding any liability or remedy as a result of fraud.

8.4	Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement.

8.5	Except as provided in Clauses 8.3 and 8.4 each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement shall be for breach of contract.

9	Cumulative rights

The rights of the Buyer under this Agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

10	Assignment and transfer

10.1	This Agreement is personal to the parties and, subject to clauses 10.2 and 10.3, no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party. Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause shall be ineffective.

10.2	The Buyer may assign its rights (“Rights”) (but not its obligations) under this Agreement:
(a)	to its banks or other finance providers by way of security, subject as provided in clause 10.3;

(b)	to a member of the Buyer’s Group (a “Permitted Assignee”) provided that if such Permitted Assignee shall subsequently cease to be a member of the Buyer’s Group, the Buyer shall procure that prior to its ceasing to be a member of the Buyer’s Group the Permitted Assignee shall assign the Rights assigned to it to the Buyer or to another continuing member of the Buyer’s Group (in respect of whom this clause 10.2(b) shall apply mutatis mutandis), provided that the Sellers shall be under no greater obligation or liability thereby than if such assignment had never occurred and that the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Buyer in this Agreement (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the Buyer in respect of the relevant fact, matter or circumstance).

10.3	The person to whom the Rights have been charged or assigned in accordance with clause 10.2(a) above or any administrative receiver or administrator appointed by it or other person appointed to enforce any such security may charge or assign all but not part of the Rights to any third party for the purpose of or in connection with such enforcement but the Buyer or the relevant member of the Buyer’s Group shall procure that the Rights may not be further charged or assigned to any third party.

11	Costs and expenses

11.1	Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement. Without limiting the foregoing, no costs or expenses (including legal, accounting or investment banking expenses) incurred by or on behalf of the Sellers in connection with the transactions contemplated by this Agreement shall be charged to or borne by any of the Companies.

11.2	The Buyer shall, or shall procure that the Parent shall pay the sum of £50,000 to the Manager Warrantors receiving Consideration Rollover Loan Notes in respect of advisers’ fees relating to the equity documentation to be produced as a result of the transactions detailed herein, in any of the documents referred to herein and in the BMAL SPA.

12	Interest on late payments

12.1	If a party fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) in accordance with clause 12.2.

12.2	The interest referred to in clause 12.1 shall accrue from day to day and shall be paid on demand at the rate of 3% above the base rate from time to time of Barclays Bank plc. Unpaid interest shall compound quarterly.

13	No set-off

All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

14	Effect of Completion

This Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

15	Waiver

15.1	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

15.2	A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

15.3	Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

16	Variation

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of each party.

17	Severance

17.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

17.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

18	Notices

18.1	Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or sent by first class prepaid post or fax. Delivery by courier shall be regarded as delivery by hand.

18.2	Such communication shall be sent to the address of the relevant party referred to in this Agreement or the fax number set out below or to such other address or fax number as may previously have been communicated to the other party in accordance with this clause 18.2 and clause 18.5. Each communication shall be marked for the attention of the relevant person.

Party	Fax number	For the attention of:

Buyer	001 281 892 0102	General Counsel
18.3	A communication shall be deemed to have been served:
(a)	if delivered by hand at the address referred to in clause 18.2, at the time of delivery;

(b)	if sent by first class prepaid post to the address referred to in clause 18.2, at the expiration of two clear days after the time of posting; and

(c)	if sent by facsimile to the number referred to in clause 18.2, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) under the preceding provisions of this clause 18.3, it shall be deemed to have been delivered at the next opening of such business hours.

18.4	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class prepaid letter or that the fax was despatched and a confirmatory transmission report received.

18.5	A party may notify the other parties to this Agreement of a change to its name, relevant person, address, fax number for the purposes of clause 18.2 provided that such notification shall only be effective on:
(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.
19	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

20	Governing language

20.1	This Agreement is in English.

20.2	If this Agreement is translated into any language other than English, the English language text shall prevail in any event.

20.3	Each notice, instrument, certificate or other communication to be given by one party to another in this Agreement or in connection with this Agreement shall be in English (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

21	Governing law

This Agreement is governed by and is to be construed in accordance with English law.

22	Jurisdiction

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement in respect of any claim brought other than any claim brought by any of the Manager Warrantors in respect of the B Stock, in which case such claims may be brought only in the Courts of the State of Delaware or England and Wales.

23	Interpretation

23.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

23.2	References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

23.3	References to documents “in the agreed form” are to documents in terms agreed between the parties prior to execution of this Agreement.

23.4	References to “writing” or “written” include any other non-transitory form of visible reproduction of words.

23.5	References to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight.

23.6	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

23.7	References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

23.8	Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

23.9	References to statutory provisions or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision or enactment, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

23.10	A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 736 and 736A of the Act or the meaning attributed to the term “parent undertaking” in section 258 of the Act, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within any of the meanings attributed to a “subsidiary” in section 736 and 736A of the Act or the meaning attributed to the term “subsidiary undertaking” in section 258 of the Act, and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

23.11	Section 839 ICTA is to apply to determine whether one person is connected with another for the purposes of this Agreement.

24	Sellers’ several liability

24.1	All representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by any of the Sellers are made, given or entered into severally by each of the Sellers.

24.2	Each Seller shall only be liable if, and to the extent that he is in default of this Agreement.

25	Rights of third parties

Except as otherwise expressly stated or arising under clause 8, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

26	Execution

This Agreement is entered into by the parties on the date at the beginning of this Agreement.

[Schedules deleted]

SIGNATURES – SELLERS

Signed by:

/s/ RONALD JOSEPH DELNEVO

RONALD JOSEPH DELNEVO

Signed by:

/s/ CHARLES FREEMAN

CHARLES FREEMAN

Signed by:

/s/ PAUL DAVID HUGHES

PAUL DAVID HUGHES

Signed by:

/s/ DEBORAH LOUISE SMYTH

DEBORAH LOUISE SMYTH

Signed by:
as attorney on behalf of
SIMON AUSTIN

/s/ CHARLES FREEMAN

Signed by:
as attorney on behalf of
NINA BLACKMAN

/s/ CHARLES FREEMAN

Signed by:
as attorney on behalf of
ANGELA DRIVER

/s/ CHARLES FREEMAN

Signed by:
as attorney on behalf of
MELANIE KNIGHT

/s/ CHARLES FREEMAN

Signed by:
as attorney on behalf of
JOHN MAPLES

/s/ CHARLES FREEMAN

Signed by:
as attorney on behalf of
PAUL STEPHEN SMYTH

/s/ CHARLES FREEMAN

SIGNATURES – BUYER
Signed by:

/s/ MICHAEL E. KELLER

Print name of signatory
For and on behalf of CARDTRONICS LIMITED